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[LETTERHEAD]

                                MORTGAGE NOTE

   This Mortgage Note is made on March 7, 1995.

   BETWEEN the Borrower(s) FLEMINGTON FAMILY GOLF CENTERS, INC., a corporation of Delaware whose address is 225 Broadhollow Road, Melville, NY 11747 referred to as "I",

   AND the Lender FLEMINGTON EQUITIES VII, a New Jersey partnership whose address is P.O. Box 1007, Flemington, NJ 08822 referred to as the "Lender". If more than one Borrower signs this Note, the word "I" shall mean each Borrower named above. The word "Lender" means the original Lender and anyone else who takes this Note by transfer.

   BORROWER'S PROMISE TO PAY PRINCIPAL AND INTEREST. In return for a loan that I received, I promise to pay $1,700,000.00, (called "principal"), plus interest to the Lender. Interest, at a yearly rate of 5 1/4 % will be charged on that part of the principal which has not been paid from the date of this Note until all principal has been paid.

   PAYMENTS. I will pay interest only with monthly payments of $7,437.50 on the seventh day of each month beginning on May 1, 1996. I will pay all amounts owed under this Note no later than March 7, 2001. All payments will be made to the Lender at the address shown above or to a different place if required by the Lender. Entire balance of principal is due no later than March 7, 2001.

   EARLY PAYMENTS. I have the right to make payments at any time before they are due. These early payments will mean that this Note will be paid in less time. In such event, the amount of monthly interest payments will be recalculated.

   LATE CHARGE FOR OVERDUE PAYMENTS. If the Lender has not received any payment within 15 days after its due date, I will pay the Lender a late change of 4% of the payment. This charge will be paid with the late payment.

   MORTGAGE TO SECURE PAYMENT. The Lender has been given a Mortgage dated March 7, 1996, to protect the Lender if the promises made in this Note are not kept. I agree to keep all promises made in the Mortgage covering property I own located at Routes 202/31 South, Flemington in the Township of Raritan (Block 84 Lot 34) in the County of Hunterdon and State of New Jersey. All terms of the Mortgage are made part of this Note.

   DEFAULT. If I fail to make any payment required by this Note within 30 days after its due date, or if I fail to keep any other promise I make in this Note or in the Mortgage, the Lender may declare that I am in default on the Mortgage and this Note. Upon default, I must immediately pay the full amount of all unpaid principal, interest, other amounts due on the Mortgage and this Note and the Lender's costs of collection and reasonable attorney fees.

   WAIVERS. I give up my right to require that the Lender do the following:
(a) to demand payment (called "presentment"); (b) to notify me of nonpayment (called "notice of dishonor"); and (c) to obtain an official certified statement showing nonpayment (called a "protest"). The Lender may exercise any right under this Note, the Mortgage or under any law, even if Lender has delayed in exercising that right or has agreed in an earlier instance not to exercise that right. Lender does not waive its right to declare that I am in default by making payments or incurring expenses on my behalf.

   EACH PERSON LIABLE. The Lender may enforce any of the provisions of this Note against any one or more of the Borrowers who sign this Note.

   NO ORAL CHANGES. This Note can only be changed by an agreement in writing signed by both the Borrower(s) and the Lender.

   SIGNATURES. I agree to the terms of this Note. If the Borrower is a corporation, its proper corporate officers sign and its corporate seal is affixed. SEE RIDER ANNEXED HERETO REGARDING FACILITY USE CREDITS.

Witnessed or Attested by:

                                      FLEMINGTON FAMILY GOLF CENTERS, INC.

                                      BY: /s/ Dominic Chang     (SEAL)
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                                      DOMINIC CHANG, PRES.      (SEAL)
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                 RIDER TO MORTGAGE NOTE DATED MARCH 7, 1996,
           MADE BY FLEMINGTON FAMILY GOLF CENTERS, INC. (BORROWER)
                     TO FLEMINGTON EQUITIES VII (LENDER)

Until the Note is paid in full, Borrower shall grant Lender or Lender's designees an annual credit in the sum of Twelve Thousand Seven Hundred Fifty ($12,750.00) dollars, to be applied against the use of the mortgaged facilities for customers of Lender or of Lender's designees. The credit shall be based upon the regular prices charged by Borrower, or its operator, to the general public for the use of the driving range, miniature golf, and other facilities, it being understood, however, that the credit may not be applied against food, beverage, or merchandise purchases. Any portion of the credit not used after any annual period shall carry over and be added to the subsequent annual period.

                                                    /s/Dominic Chang
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                                                  DOMINIC CHANG, PRES.